PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-96069
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                      [INTERNET INFRASTRUCTURE HOLDRS logo]



                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:

                                                               Share        Primary
                Name of Company                     Ticker    Amounts    Trading Market
        ----------------------------------------- --------- ----------- ----------------
        Akamai Technologies Inc.                     AKAM        3          NASDAQ
        BEA Systems, Inc.                            BEAS       10          NASDAQ
        Infospace Inc.                               INSP       0.8         NASDAQ
        InterNAP Network Services Corporation (1)    INAP       0.5         NASDAQ
        NaviSite, Inc.                               NAVI     0.13333       NASDAQ
        Openwave Systems Inc.                        OPWV    1.073667       NASDAQ
        RealNetworks, Inc.                           RNWK        6          NASDAQ
        VeriSign, Inc.                               VRSN      6.15         NASDAQ
        Vignette Corporation                         VIGN       0.6         NASDAQ
        Vitria Technology, Inc.                      VITR        1          NASDAQ


          (1) The quantity of shares of InterNAP Network ServicCorporation represented by each 100 share round lot of Internet Infrastructure HOLDRS decreased to 0.5 (from 5) effective July 11, 2006, due to a 1 for 10 reverse stock split of InterNAP Network Services Corporation. Effective September 19, 2006, Internap Network Services Corp. changed its listing to NASDAQ and its ticker to "INAP" (from AMEX: "IIP").

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.